EXHIBIT (f)(iii)

Announcement Entitled

“Commission delivers blueprint for Queensland’s future growth”

Commission delivers blueprint for Queensland’s future growth

The Independent Commission of Audit has delivered its Final Report to the Newman Government, outlining 155 recommendations to restore Queensland’s financial strength and build prosperity.

Mr Nicholls said the Interim Report, released in June last year, revealed the shocking extent of Labor’s financial mismanagement and recommended a two-stage approach to fiscal repair.

Stage One of the task was addressed in the 2012-13 State Budget through savings of $5.5 billion over three years, reducing Queensland’s interest bill by $1.3 billion.

“The Final Report addresses the challenges of delivering services in the 21st century and identifies productivity as a major hurdle,” Mr Nicholls said.

“It warns a business-as-usual approach will lead to more deficits and more debt.

“It says the government should look to be the ‘enabler’ rather than the ‘doer’, but also clearly identifies a range of public services that should always be funded and delivered by government.”

He said the Commission had also uncovered some disturbing statistics and data.

“In 2010-11, Queensland had the highest cost of service provision of any mainland State,” Mr Nicholls said.

“Public hospital expenditure increased 43 per cent between 2007-08 and 2011-12 and yet activity increased by just 17 per cent.

“The Final Report sets out a number of innovative methods of rejuvenating the public service to achieve greater productivity and better value for money. Transformation will enable the government to deliver more services at a higher standard.”

Mr Nicholls said the Commission had advised that rapidly reducing the debt by more than $25 billion was needed for Stage Two to regain the AAA credit rating.

“The Commission says that achieving this would require Queensland to deliver budget surpluses for the next 50 years and recommends the State Government concentrate its limited financial resources on service delivery, rather than asset ownership,” he said.

“The Newman Government will keep its promise not to sell assets without a mandate from the people of Queensland.

“The report sets out a range of other measures by which to derive funds from Government Owned Corporations (GOC) to pay down some of the debt, including significant reform to improve efficiency.

“According to the Independent Commission, the GOC model has been heavily compromised by previous Governments’ decisions - the true cost of which has been hidden from scrutiny.”

Mr Nicholls said the Commission had congratulated the Newman Government on its work to reduce onerous red tape and regulation.

“The bodies we have established since coming to Government - the Office of Best Practice Regulation, Projects Queensland and Infrastructure Queensland – are cutting approval timeframes, driving efficiency and ensuring there is a co-ordinated whole-of-Government approach to planning,” he said.

“Asset planning under the previous Labor Government was done on an ad hoc, piecemeal basis and there was an over-emphasis on new projects, resulting in significant maintenance backlogs across health, education and transport.”

Mr Nicholls said the Newman Government’s 2012-13 State Budget included $200 million over two years to address maintenance issues in schools.

Mr Nicholls thanked the three Commissioners the Hon Peter Costello AC, Professor Sandra Harding and Dr Doug McTaggart, as well as the Commission’s staff, for their professionalism and hard work in preparing the Final Report, which includes:

•	1,000 pages

•	247 charts

•	36 diagrams

•	127 tables

•	47 case studies

•	155 recommendations, broken down into 39 chapters.

“Given the time and effort taken to conduct this extensive and imperative audit, it is only appropriate that the government examine and consider it in detail,” Mr Nicholls said.

“The Commission criticised the previous Labor Government for often making decisions with a short-term focus. We will not fall into the same trap.

“The Newman Government has the fiscal discipline needed to deliver the long-term economic reform that will improve the overall well-being of all Queenslanders.

“We will work to once again make Queensland an ideal place to live, work and invest – a great State of great opportunity.”

[ENDS] 1 March 2013

Media Contact:

Larine Statham	0419 565 694
Tim Braban	0413 022 519